Exhibit 99.1

P. O. BOX 717	PITTSBURGH, PA	15230-0717	(412) 787-6700

— News Release —

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS

PITTSBURGH, PA – March 29, 2006 – Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter ended December 31, 2005.

Consistent with the company’s strategic decision to focus on its core business, the charcoal operation was sold in February 2006. The company is in serious negotiations with an interested buyer for the solvent recovery business. Therefore, these two businesses are presented as discontinued operations.

Net sales from continuing operations for the fourth quarter were $71.3 million versus net sales from continuing operations of $76.7 million for the fourth quarter of 2004, a decrease of 7.1%. Foreign currency translation had a $1.7-million negative effect on sales for the quarter due to the weaker Euro and the British Pound Sterling.

For the fourth quarter of 2005, loss from operations was $5.7 million, versus income from operations of $1.2 million for the comparable period in 2004. The company reported a net loss of $5.7 million for the fourth quarter of 2005, which consisted of a loss from continuing operations of $6.3 million and income from discontinued operations of $0.6 million. For the quarter ended December 31, 2004, net income was $0.9 million, consisting of income from continuing operations of $0.5 million and income from discontinued operations of $0.4 million.

On a fully diluted per share basis, the company reported a net loss of $0.14 for the fourth quarter of 2005, consisting of a loss of $0.16 from continuing operations and income of $0.02 from discontinued operations. Fully diluted earnings per share for the fourth quarter of 2004 were $0.02, consisting of income of $0.01 from continuing operations and income of $0.01 from discontinued operations.

For the fourth quarter of 2005, sales for the Activated Carbon and Service segment declined 1.4% versus the comparable period in 2004. Sales in the fourth quarter of 2005 were adversely affected by lower demand for resin service sales and sales losses due to Hurricane Katrina. The decline was partially offset by strong sales for potable water treatment in both Europe and the U.S.

Equipment sales declined 34.4% as compared to the fourth quarter of 2004. The decline was due primarily to non-replacement of sales of ISEP® and containment systems in 2004. Sales of ISEP® systems were very strong in the fourth quarter of 2004.

Consumer sales for the fourth quarter of 2005 declined 18.5% versus the fourth quarter of 2004. The decline was attributable to lower demand for activated carbon cloth and PreZerve® products.

Net sales less the cost of products sold as a percentage of sales for the fourth quarter of 2005 was 22.6%, as compared to 29.4% for the comparable period in 2004. The decrease was primarily due to higher raw material and freight costs and the company’s fixed plant costs spread over a lower sales base.

Selling, administrative and research expenses for the fourth quarter of 2005 increased 9.6%, versus the fourth quarter of 2004. The increase included higher litigation and employee-related expenses than in the fourth quarter of 2004. It also included expenses related to the re-engineering of the company’s supply chain function.

For the fourth quarter of 2005, the company also reported a $1.7-million equity loss from equity investments related to its joint venture with Mitsubishi Chemical Corporation, as compared to equity income from equity investments of $0.2 million in the fourth quarter of 2004. The 2005 loss was attributable to a charge of $1.9 million related to the shutdown of a carbon production facility in Japan owned and operated by the joint venture.

Net sales from continuing operations for the twelve months ended December 31, 2005 were $290.8 million, versus $295.9 million for the comparable period in 2004, a decline of 1.7%. For the year, foreign currency translation did not have a material impact on sales.

For the twelve months ended December 31, 2005, the company reported a net loss of $7.4 million which consisted of a $10.5-million loss from continuing operations and income of $3.1 million from discontinued operations. Results for 2005 included an impairment charge of $2.2 million for the cancellation of the construction of a reactivation facility on the U.S. Gulf Coast, a charge of $1.9 million for the closure of the Kurosaki production facility, and $1.6 million in severance related charges pertaining to the company’s 2005 re-engineering program.

On a fully diluted per share basis, the company reported a net loss of $0.19 for the twelve months ended December 31, 2005, consisting of a loss of $0.27 from continuing operations and income of $0.08 from discontinued operations. Fully diluted earnings per share for the twelve months ended December 31, 2004 were $0.15, consisting of $0.10 from continuing operations and $0.05 from discontinued operations.

Commenting on the results, John Stanik, Calgon Carbon’s president and chief executive officer, said, “The fourth quarter was a difficult one. Disappointing sales, particularly in the Equipment segment, inflationary cost increases, legal expenses primarily associated with UV litigation, and expenses related to our re-engineering plan all adversely affected the quarterly performance.”

“Throughout the quarter we also continued to deal with the effect that Hurricanes Katrina and Rita had on our business. In fact, we are still in the process of identifying the full impact. Currently, we estimate the value of our insurance claim to be in excess of $10.0 million on which we have already received advances of $3.5 million.”

“On the positive side, we re-started our Pearl River plant during the quarter which had been idled due to damage from Hurricane Katrina, and we are now operating at full production. We also announced the closure of our joint venture’s carbon production facility in Kurosaki, Japan. The closure of that plant should result in higher profitability for the joint venture, since we intend to replace the high-cost product that was produced there with activated carbon manufactured at our plant in Datong, China.”

“We also made excellent progress in executing every facet of our re-engineering plan during the quarter. We continued to successfully implement price increases and cost-reduction initiatives. The process of divesting our charcoal and solvent recovery businesses also advanced during the quarter.”

Mr. Stanik concluded, “Despite the problems of 2005, we made many changes that should enhance our company’s prospects for the future. I fully expect that our efforts to increase sales and lower costs through our 2005 re-engineering plan will be reflected in our 2006 performance.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 900 people at 15 operating facilities and 25 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net Sales	$71,259	$76,741	$290,835	$295,877

Cost of Products Sold	55,134	54,174	215,330	207,523

Depreciation and Amortization	4,991	6,013	21,042	22,004

Selling, Administrative & Research	16,852	15,372	65,053	58,344

Gulf Coast Facility Impairment Charge	—	—	2,158	—

Restructuring Charge	(11)	—	412	—

	76,966	75,559	303,995	287,871

Income (Loss) from Operations	(5,707)	1,182	(13,160)	8,006

Interest Income (Expense) - Net	(1,152)	(809)	(4,172)	(2,712)

Other Income (Expense) - Net	(861)	(586)	(2,138)	(3,238)

Income (Loss) from Continuing Operations Before Income Taxes, Equity Income (Loss) and Minority Interest	(7,720)	(213)	(19,470)	2,056

Income Tax Benefit	(3,182)	(579)	(9,688)	(846)

Income (Loss) from Continuing Operations Before Equity Income (Loss) and Minority Interest	(4,538)	366	(9,782)	2,902

Equity Income (Loss) from Equity Investments	(1,745)	152	(725)	1,000

Minority Interest	—	18	—	66

Income (Loss) from Continuing Operations	(6,283)	536	(10,507)	3,968

Income from Discontinued Operations	633	386	3,091	1,920

Net Income (Loss)	$(5,650)	$922	$(7,416)	$5,888

Net Income (Loss) per Common Share
Basic and Diluted:
Income (Loss) from Continuing Operations	$(.16)	$.01	$(.27)	$.10
Income from Discontinued Operations	$.02	$.01	$.08	$.05

Net Income (Loss)	$(.14)	$.02	$(.19)	$.15

Weighted Average Shares Outstanding (Thousands)
Basic	39,736	39,103	39,615	39,054

Diluted	39,736	39,771	39,615	39,456

Calgon Carbon Corporation

Segment Data - Continuing Operations:

Segment Sales	4Q05	4Q04	YTD 2005	YTD 2004
Carbon and Service	60,767	61,626	241,934	245,500
Equipment	7,536	11,489	36,867	39,936
Consumer	2,956	3,626	12,034	10,441

Total Sales (thousands)	$71,259	$76,741	$290,835	$295,877

Segment Operating Income (loss)*	4Q05	4Q04	YTD 2005	YTD 2004
Carbon and Service	2,637	7,337	16,009	32,317
Equipment	(3,049)	(688)	(5,255)	(2,209)
Consumer	(315)	546	(302)	(98)

Total Income (Loss) from continuing operations (thousands)	$(727)	$7,195	$10,452	$30,010

*	Before depreciation, amortization, and restructuring charges

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$5,446	$8,780
Receivables	51,224	57,554
Inventories	67,655	57,495
Other current assets	19,935	19,643
Assets held for sale	21,340	25,817

Total current assets	165,600	169,289
Property, plant and equipment, net	108,745	120,332
Other assets	73,523	74,277

Total assets	$347,868	$363,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Liabilities held for sale	$6,683	$7,253
Other current liabilities	62,614	57,186

Total current liabilities	69,297	64,439
Long-term debt	83,925	84,600
Other liabilities	44,086	46,988

Total liabilities	197,308	196,027
Minority interest	—	—
Total shareholders’ equity	150,560	167,871

Total liabilities and shareholders’ equity	$347,868	$363,898